UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Furniture Brands International, Inc.
(Name of Registrant as Specified In Its Charter)

SCSF Equities, LLC
Sun Capital Securities Offshore Fund, Ltd.
Sun Capital Securities Fund, LP
Sun Capital Securities Advisors, LP
Sun Capital Securities, LLC
Marc J. Leder
Rodger R. Krouse
Alan Schwartz
Ira Kaplan
T. Scott King

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 29, 2008, SCSF Equities, LLC issued the following press release:

FOR IMMEDIATE RELEASE

SUN CAPITAL ISSUES OPEN LETTER TO FURNITURE BRANDS’ SHAREHOLDERS

Urges All Shareholders to Vote the GOLD Proxy Card to Elect Directors

Who Will Act In Their Best Interests

New York, April 29, 2008 - SCSF Equities, LLC (together with its affiliates, “Sun Capital”) today issued an open letter to all shareholders of Furniture Brands International, Inc. (NYSE: FBN) (“Furniture Brands” or the “Company”) urging them to vote for Sun Capital’s three highly-qualified director nominees at the Company’s 2008 Annual Meeting of Shareholders on May 1, 2008.

Dear Fellow Furniture Brands Shareholder:

The vote for Furniture Brands’ directors at the Company’s May 1, 2008 Annual Meeting of Shareholders is rapidly approaching.  We urge you to act now and vote the GOLD proxy card to elect our three highly qualified director nominees — Alan Schwartz, Ira Kaplan and T. Scott King — to Furniture Brands’ Board of Directors.  Our nominees have considerable financial, operational, and corporate governance expertise.

ELECT NOMINEES WHO WILL ACT IN YOUR BEST INTERESTS

As the vote draws near, we encourage you to keep in mind the following important points:

•                  Sun Capital’s interests are aligned with all shareholders.  As Furniture Brands’ second largest shareholder, with an approximate 9.45% ownership stake, Sun Capital’s interests are aligned with yours.  Our objective is to elect directors who will act in the best interests of all Furniture Brands shareholders by (1) implementing a more dynamic turnaround strategy capable of restoring profitability and shareholder value and/or (2) pursuing strategic alternatives that deliver higher and certain value to shareholders.

•                  Three leading proxy advisory and corporate governance firms have recommended shareholders vote for Sun Capital’s nominees. (1) RiskMetrics Group — ISS Governance Services, (2) Glass Lewis & Co. and (3) Egan-Jones Proxy Services have each expressed support for Sun Capital’s nominees.  We urge you to review their respective reports which provide important insights.

•                  Under the current Board’s tenure, Furniture Brands’ stock price and financial performance have deteriorated significantly.  The stock price has fallen 76% from May 2002 through February 20, 2008, the day immediately preceding the announcement of Sun Capital’s strategic interest.  EBITDA has fallen from $252 million in 2002 to $12 million in 2007 and diluted EPS has declined from $2.11 to a loss of $0.48 over this period.  Despite this deterioration, we believe the Board continues to pursue a failed strategy initially introduced in 2005 and repackaged in 2007.  Furthermore, we believe this strategy is inherently risky, lacks clear financial targets and has not delivered tangible results after nearly three years.

•                  The Board appears to have given very little consideration to at least two credible value creating proposals to acquire the Company at a premium.  We believe this failure to properly consider strategic alternatives represents a serious disregard for shareholder interests.

•                  Significant financial risk exists that we believe is being understated by the Company. In our view, public commentary by the Company that its balance sheet is strong disguises real financial risk. The balance sheet is leveraged at approximately 7.9x EBITDA despite the forced sale of Hickory Business Furniture, the liquidation of excess inventory, and the cutting of your dividend. We believe these actions were necessary measures to preserve liquidity and fund ailing core operations, as opposed to “accomplishments” as touted by the Company.  Furniture Brands’ own bank group curtailed $75 million of asset based borrowing capacity as of year-end 2007, as worsening cash flow resulted in Furniture Brands failing to meet its fixed charge coverage covenant.

•                  Furniture Brands’ recent earnings guidance is not transparent.  The Company recently gave Q1 2008 earnings guidance which purportedly suggests “traction” on its strategic plan. In our view, this guidance is potentially misleading and is insufficient to confirm true operational EPS performance year-over-year.  In May 2007, the Company reported Q1 2007 EPS of $0.06, which was revised to $0.03 in April 2008 to potentially reflect the sale of Hickory Business Furniture in March 2008.  However, material restructuring charges were incurred in Q1 2007 and it remains unclear if the $0.03 is adjusted upward to reflect non-recurring charges and therefore true operational EPS. The Company has also not provided any detail behind its Q1 2008 EPS guidance of $0.07 to $0.08 per share, which makes it difficult to analyze the fundamental earnings drivers. We question why management has opted to report Q1 2008 results on the day of the Annual Meeting, leaving shareholders limited time to examine the quality of earnings before having to cast their vote.  Lastly, we believe that the annualized run rate of earnings implied by the Company’s Q1 2008 EPS guidance of $0.07 to $0.08 falls substantially short of both historical results and its EPS guidance for the full year 2008.

•                  We believe Furniture Brands’ recently announced “Board Succession Plan” shows a disregard for shareholders’ rights.  Under the Company’s recently announced “Board Succession Plan,” two current directors up for election at this year’s Annual Meeting will retire shortly following the election to be replaced by directors chosen by the current Board.  Importantly, the retiring directors include two of the three Board members Sun Capital is not supporting for reelection. We believe that this is a blatant attempt to avoid a shareholder referendum on the Board’s performance and secure the ability to designate directors selected by the Board, rather than by shareholders, after the shareholders vote.

•                  New management is untested and joined the Company at a time when no further missteps can be afforded. We acknowledge that several members of the executive team, including the CEO, are new to the Company and come from various leading consumer companies. However, most have no furniture industry experience and, very importantly, do not appear to have proficiency in operational restructuring, which we believe is paramount in the context of achieving a turnaround.  Sun has participated in the operational restructuring of over 85 companies successfully creating substantial enterprise value and generating compelling returns for our limited partners. Our presence on the Board would allow us to share our expertise and resources with Furniture Brands to the benefit of all shareholders.  Moreover, our nomination of three highly qualified directors is not a referendum on the performance of new executives, but rather on the performance of the current Board, which has presided over a substantial diminution in both the Company’s financial performance and stock price.

VOTE THE GOLD PROXY CARD TODAY

We would encourage you to vote GOLD today to elect Sun Capital’s nominees and to protect your investment in Furniture Brands.   As time is short, please vote FOR our nominees — Alan Schwartz, Ira Kaplan and T. Scott King — by phone or Internet by following the instructions on Sun Capital’s proxy card or voting form.  If you have any questions or need any assistance voting your shares, please contact D.F. King & Co., Inc., who is assisting Sun Capital in this matter, toll-free at (800) 347-4750.

Thank you for your careful consideration.

Kind Regards,

/s/ Jason G. Bernzweig

Jason G. Bernzweig

Vice President

SCSF Equities, LLC

For more information on how to vote, as well as other proxy materials, please visit www.FBNValue.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, and other investments in market—leading companies that can benefit from its in—house operating professionals and experience.  Sun Capital affiliates have invested in and managed more than 185 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, Shenzhen, Paris and Frankfurt. For more information, please visit www.SunCapPart.com.

Additional Information

SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, Rodger R. Krouse, Alan Schwartz, Ira Kaplan and T. Scott King (collectively, the “Participants”) filed a definitive proxy statement with the SEC on April 15, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of Furniture Brands International, Inc.  The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Furniture Brands International, Inc. on or about April 15, 2008.

Shareholders of Furniture Brands International, Inc. are urged to read the definitive proxy statement because it contains important information.  Detailed information relating to the Participants can be found in the definitive proxy statement filed with the SEC.  The definitive proxy statement and other relevant documents relating to the solicitation of proxies by the Participants are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, Sun Capital will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Sun Capital’s proxy solicitor, D.F. King & Co., Inc., at 1-800-347-4750.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements.  All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  These statements are based on current expectations of Sun Capital Partners, Inc. and its affiliates and currently available information.  They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.  Sun Capital does not assume any obligation to update any forward-looking statements contained in this press release.

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Contacts:

Media:	Shareholders:
Sard Verbinnen & Co	D.F. King & Co., Inc.
Jim Barron/Kara Findlay/	Richard Grubaugh/
Nathaniel Garnick	Edward McCarthy
(212) 687-8080	(212) 269-5550
Debbie Miller
(312) 895-4700